News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Executive Vice President, CFO and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation

Increases Quarterly Cash Dividend 10%

MOULTRIE, GEORGIA, August 24, 2016 -- Southwest Georgia Financial Corporation (NYSE MKT: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors has declared a quarterly cash dividend of $0.11 per common share, a 10% increase compared with $0.10 per common share paid each quarter since the previous increase in March 2015. The dividend is payable September 16, 2016 to shareholders of record on September 6, 2016. The Company has approximately 2.5 million shares of common stock outstanding.

Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 88 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $422 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County and branch offices located in Baker County, Worth County, and Lowndes County and a loan production office located in Tift County. In addition to conventional banking services, the bank provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.